EXHIBIT 10.13

April 9, 2003

Craig Barratt

1060 Lakeview Way

Redwood City, CA 94062

Dear Craig:

On behalf of the Board of Directors (the “Board”), I am pleased to confirm our offer to you of the position of President and Chief Executive Officer of Atheros Communications, Inc. (the “Company”). You will report directly to the Board, which will recommend you for election to the Board. Your duties will be commensurate with those of a president and chief executive officer of a similarly situated technology company. Your base salary will be $258,000 annually and will be paid in accordance with our standard payroll practices. Other components of the compensation package are as follows:

Bonus: You will be eligible for an annual bonus pursuant to the Company’s bonus program as determined by the Board.

Benefits: You will be entitled to participate in, and receive benefits under, the Company employee benefit plans, programs and arrangements that are or may be available from time to time to any executive officer of the Company. For the purposes of determining vacation accrual, your years of service will be increased by 2 years.

Equity: Subject to approval of the shareholders of the Company for an increase in the number of shares of common stock authorized for issuance under the Company’s Stock Incentive Plan (the “Plan”), you will be granted options under the Plan to purchase 1.7 million shares of common stock of the Company at an exercise price equal to the fair market value of the common stock on the date of grant, as determined by the Board. The options will be intended to qualify as incentive stock options under section 422 of the Internal Revenue Code to the maximum extent permitted under the applicable limitations. The options will be subject to the terms and conditions of the Plan and a stock option agreement to be entered into between you and the Company in the standard form approved by the Company, which provides for vesting over four years from the date of grant. The stock option agreement will also contain a provision for partial acceleration of vesting under certain circumstances following a change of control, as provided below.

Change of Control: In the event that your employment is terminated by the Company without Cause (as defined below) or you terminate your employment for Good Reason (as defined below), in either case within twelve (12) months following a Change of Control (as defined below), and you sign and do not revoke within the time period specified by the Company a standard release of claims in a form acceptable to the Company, then fifty percent (50%) of the then unvested shares subject to options granted by the Company to you prior to the Change of Control shall become fully vested and the Company’s right of repurchase with respect thereto shall lapse as of the date of termination. This provision shall apply only in the event your options are assumed, substituted or otherwise continued by the continuing or successor entity following the Change of Control, or the continuing or successor entity has a right of repurchase with respect to unvested shares purchased by you upon exercise of unvested options prior to the Change of Control (or with respect to the proceeds payable in respect of such unvested shares pursuant to the Change of Control transaction).

Severance: If (i) the Company terminates your employment other than for Cause, (ii) your employment is terminated due to death or your total and permanent disability (as determined under the Company’s long-term disability policy), or (iii) you terminate your employment for Good Reason, and (except in the event of death) you sign and do not revoke within the time period specified by the Company a standard release of claims in a form acceptable to the Company, then (a) you will be paid a lump sum severance at such time equal to six months base salary, (b) your option shares that would have vested during the six-month period immediately following your termination of employment shall become fully vested and the Company’s right of repurchase with respect thereto shall lapse (unless the provision described above for accelerated vesting of option shares under certain circumstances following a Change of Control applies), and (c) the period in which vested options may be exercised will be extended to the earlier of 2 years following your termination date, or 10 years following the original option grant. You specifically acknowledge that the modification of your previously granted options pursuant to this Agreement to provide for an extension of the post-termination exercise period under certain circumstances may cause the loss of incentive stock option status, if otherwise applicable, for those options.

For purposes of this agreement, the following definitions shall apply:

“Change of Control” shall mean: (a) a merger, acquisition or similar transaction or series of related transactions in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated, (b) the sale, transfer or other disposition of all or substantially all of the assets of the Company, or (c) any reverse merger or acquisition in which the Company is the surviving entity but in which more than fifty percent (50%) of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger.

“Cause” means (a) intentional and material dishonesty in the performance of your duties for the Company; (b) conduct (including conviction of or plea of nolo contendere to a felony) which has a direct and material adverse effect on the Company or its reputation; (c) failure to perform your reasonable duties or comply with your obligations under this Agreement or the Company’s Confidential Information and Invention Assignment Agreement after receipt of written notice specifying the failure, if you do not remedy that failure within 10 business days of receipt of written notice from the Company, which notice will state that failure to remedy such conduct may result in termination for Cause. or (d) an incurable material breach of the Company’s Confidential Information and Invention Assignment Agreement, including without limitation theft or other misappropriation of the Company’s proprietary information.

“Good Reason” shall mean: (a) any material reduction in your job title, duties and responsibilities (not including termination of your membership on the Board) not approved in writing by you; provided, however, that any reduction in title, duties or responsibilities occurring in connection with a Change of Control of the Company shall not constitute either Good Reason or a constructive termination of your employment; (b) any reduction in your base salary from that set forth herein or material reduction in your benefits compared to typical benefits offered to executives of the Company; or (c) any requirement that your principal place of business be relocated more than 25 miles from the current location of the Company’s principal place of business at 529 Almanor Avenue Sunnyvale, CA 94085.

Any successor to the Company (whether direct or indirect and whether by acquisition of stock or assets) shall assume all of the Company’s rights and obligations under this agreement, and the term “Company” shall include any such successor.

Notwithstanding the severance benefits described above, your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause and with or without notice, without liability to you other than as expressly provided in this agreement. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this matter. Although your job duties, title, compensation and benefits, as well as the Company personnel policies and procedures, may change from time to time (subject to your rights hereunder in any such event), the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized member of the Compensation Committee of the Board.

By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company. While you are a full time employee at the Company, you will abide by your duty of loyalty to the Company and will devote your full time, energy and attention to the interests of the Company, subject to your devotion of time to manage your personal assets and investments, to participate in charitable, professional and community activities and to service on boards of directors of other companies, provided such devotion of time does not materially interfere with your service to the Company. This offer is contingent on your executing the enclosed Arbitration Agreement. This offer is void unless accepted within 7 days of the date hereof.

This letter agreement may not be amended or modified except by an express written agreement signed by the Compensation Committee of the Board. The terms of this letter agreement and the resolution of any disputes will be governed by California law. If any term of this letter agreement is held to be invalid, void or unenforceable, the remainder of this letter agreement shall remain in full force and effect and shall in no way be affected, and the parties shall use their best efforts to find an alternative way to achieve the same result.

The Board is very excited about your assuming the role of President and CEO and we look forward to your positive response to this offer. Please confirm your acceptance of these terms by signing a copy of this letter and returning it to us as soon as possible. We look forward to your acceptance of this offer.

Yours sincerely,

Andy Rappaport, Member of the Board

the Company

I accept the offer of continued employment with the Company under the terms described in this letter. I acknowledge that this letter, the Proprietary Information and Inventions Agreement previously entered into between the Company and me, the attached Arbitration Agreement and various stock option agreements are the complete agreement concerning my employment with the Company and supersedes all prior and contemporaneous agreements and representations. I sign this letter voluntarily and not in reliance on any promises other than those contained in the letter.

Signed on:	4/9/03	By:	/s/ Craig Barratt
	Date		Signature

ARBITRATION AGREEMENT

1.	To the maximum extent permitted by law, I, Craig Barratt, and Atheros Communications, Inc. (“the Company”), agree that, except as noted below, any controversy, claim or dispute arising out of or related to my employment or the termination thereof (“claims”) shall be arbitrated in accordance with the following procedure:

(a)	Any and all claims shall be submitted to final and binding arbitration before the American Arbitration Association (“AAA”) in the city closest to my place of work at the Company where the AAA has an office. Such arbitration shall be in accordance with the AAA’s then current version of the National Rules for the Resolution of Employment Disputes. The arbitrator shall be selected in accordance with the AAA’s selection procedures in effect at the time. Either party may initiate arbitration proceedings by filing a demand for arbitration with the AAA in the city closest to my place of work at the Company where AAA has an office.

(b)	The arbitrator shall have the authority to grant any relief authorized by law.

(c)	The arbitrator shall have exclusive authority to resolve all claims covered by this arbitration agreement, and any dispute relating to the interpretation, applicability, enforceability or formation of this arbitration agreement, including, but not limited to, any claim that all or any part of this arbitration agreement is void or voidable. Any issues involving the arbitrability of a dispute shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(d)	The Company will pay all arbitration fees, deposits and administrative costs assessed by the AAA; except that I may be required to pay administrative fees to the AAA not to exceed the amount of the then-current filing fee for a civil action filed in the court of general jurisdiction in the state where I was last employed by the Company. The arbitrator shall have power to award attorneys’ fees, expert witness fees and costs according to statute, or according to a separate written agreement between the parties, or the National Rules for the Resolution of Employment Disputes of the AAA, but shall have no other power to award attorneys’ fees, costs or expert witness fees, and shall in no event award all or any portion of the Company’s attorneys fees, costs or expert witness fees against me.

(e)

The claims covered by the above include, but are not limited to, claims for wrongful termination, unpaid wages or compensation, breach of contract, torts, violation of public policy, claims for harassment or discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, disability, or sexual orientation), claims for benefits (except where an employee benefit or pension plan specifies a procedure for resolving claims different from this one), claims for physical or mental harm or distress, or any other employment-related claims under any federal, state or other governmental law, statute, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1965, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, and any other statutes or laws relating to an employee’s relationship with the employer, and claims related to the Proprietary Information and Inventions Agreement executed by me on                     . However, claims for workers’ compensation benefits and unemployment compensation benefits are not covered by this arbitration agreement, and such claims may be presented to the appropriate court or government agency.

(f)	Notwithstanding this agreement to arbitrate, neither party waives the right to seek through judicial process, preliminary injunctive relief to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

(g)	The arbitrator shall issue a written arbitration decision stating the arbitrator’s essential findings and conclusions upon which any award is based. A party’s right for review of the decision is limited to grounds provided under applicable law.

(h)	The parties agree that the arbitration shall be final and binding and any arbitration award shall be enforceable in any court having jurisdiction to enforce this arbitration agreement.

2.	BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH THE COMPANY AND I GIVE UP ALL RIGHTS TO TRIAL BY JURY, EXCEPT AS EXPRESSLY PROVIDED HEREIN.

3.	I agree that this agreement to arbitrate shall survive the termination of my employment.

4.	This is the complete agreement between me and the Company on the subject of arbitration of disputes. This agreement supersedes any prior or contemporaneous oral or written understanding on the subject. This agreement cannot be changed unless in writing, signed by me and a duly authorized member of the Company’s Board.

AGREED TO AND ACCEPTED:

/s/ Craig Barratt	Dated:	4/9/03
(Signature)

Craig Barratt

Dated:

Atheros Communications, Inc.

By: